Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Macrovision Corporation

We consent to the incorporation by reference in the registration statements (Nos. 333-101071, 333-110271, 333-49404, 333-49390, 333-60499 and 333-23213) on Form S-8 of Macrovision Corporation of our report dated March 12, 2004, except for Note 2, as to which the date is March 31, 2005, with respect to the consolidated balance sheets of Macrovision Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K/A, Amendment No. 1, of Macrovision Corporation.

Our report refers to the restatement of the financial statements for the year ended December 31, 2003 to correct the Company’s accounting for taxation. Our report contains an explanatory paragraph that refers to the Company’s adoption of Statement of Financial Standards No. 142, Goodwill and Other Intangible Assets, on January 1, 2002.

/s/ KPMG LLP

Mountain View, California
March 31, 2005